Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YOGAWORKS, INC.

ARTICLE I

The name of the Corporation is YogaWorks, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, 19801-1120, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is fourteen million one hundred thirty one thousand seventeen (14,131,017) shares, all of which are Common Stock, $0.001 par value per share (“Common Stock”).

A. COMMON STOCK

1. Voting.

(a) Election of Directors. The holders of Common Stock voting as a single class shall be entitled to elect all of the Directors of the Corporation. Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Third Amended and Restated Certificate of Incorporation and applicable law.

(b) Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock voting together as a single class.

2. Dividends. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.